Code of Ethics and Conduct

Barrow, Hanley, Mewhinney & Strauss, LLC
and
BH Credit Management LLC

CODE OF ETHICS AND CONDUCT

Introduction

Barrow Hanley Global Investors (“Barrow Hanley” or “the Firm”) has adopted this Code of Ethics and Conduct (the "Code") in its current form in compliance with the requirements of Section 204A-1 of the Investment Advisers Act of 1940 (the "Advisers Act") and Section 17(j) of the Investment Company Act of 1940. This Code was last amended on March 11, 2026. The Code requires the Firm’s Access Persons to comply with the federal securities laws and the Firm’s policies and procedures, sets standards of business conduct required of the Firm’s supervised persons, and addresses conflicts that arise from personal transactions and other activity by Access Persons. The policies and procedures outlined in the Code are intended to promote compliance with fiduciary standards by the Firm and its Access Persons. As a fiduciary, the Firm and its employees: (i) have the responsibility to render professional, continuous, and unbiased investment advice, (ii) owe its clients a duty of honesty, good faith, and fair dealing, (iii) must act at all times in the best interests of clients, and (iv) must avoid or disclose conflicts of interest.

A.Barrow Hanley’s Code of Ethics and Conduct is designed to:

1.Set standards for ethical conduct based on the fundamental principles of openness, integrity, honesty, and trust.

2.Protect the Firm’s clients by deterring misconduct.

3.Educate employees regarding the Firm’s expectations and the laws governing their conduct.

4.Remind employees that they are in a position of trust and must act with complete propriety at all times.

5.Protect the reputation of the Firm.

6.Guard against violations of the securities laws.

7.Establish procedures for employees to monitor the Firm’s business and uphold its ethical principles, and

8.Discourage excessive risk-taking in employees’ personal investments and/or in a client’s account.

B.This Code is based upon the principle that the directors, officers, and employees of the Firm owe a fiduciary duty to the Firm’s clients to conduct their affairs, including their personal transactions, in such a manner as to avoid:
1.Serving their own personal interests ahead of a client’s interest.

2.Taking inappropriate advantage of their position with the Firm.

3.Actual or potential conflicts of interest, and/or

4.Abuse of their position of trust and responsibility.

C.As a fiduciary, employees should avoid conflicts of interest where possible. This Code requires disclosure and reporting of any unavoidable conflicts of interest.

D.This Code is designed to implement controls that discourage employees from taking excessive risk in a client’s account and/or in the employee’s personal investments and Reportable Account(s).

E.Barrow Hanley’s fiduciary duty includes the duty of the Chief Compliance Officer (“CCO”) of the Firm to maintain, monitor, and enforce the Code, periodically review and amend the Code, and to report material violations of the Code to the Firm’s Board of Managers and clients.

F.This Code contains requirements necessary to prevent Access Persons from violating the Firm’s standards and procedures designed to prevent violations of the Code. Each Access Person at the commencement of their employment must certify to their understanding of the Code’s requirements and acknowledge to abide by all of the Code’s provisions and prohibitions. Each Access Person must re-certify their understanding and acknowledgement of the Code annually, and any time the Code is amended.

Definitions

The following terms are used throughout this Code and are defined here to describe and explain their use and purpose for the Code’s provisions and prohibitions.

A.“Access Person” means supervised persons of the Firm including any director, officer, general partner, Advisory Person, Investment Personnel, Portfolio Manager, or employee of the Firm. The CCO may, in her discretion, designate other individuals (e.g., affiliates, consultants, interns and temporary employees) that have access to client information as Access Persons of the Firm. The CCO may exempt certain Access Person(s) and/or Members of its Board of Managers from certain provisions and prohibitions of this Code who are subject to another code of ethics that has been approved by the CCO.

B.“Advisory Person” means any person in a Control relationship to the Firm who obtains information concerning recommendations made to the Firm with regard to the purchase or sale of a security by the Firm.

C.“Affiliate” or “Affiliated Company” means a company which is an affiliate of the Firm through a corporate relationship, including the Firm’s parent company, Perpetual Limited (“Perpetual Group”) (ASX ticker: PPT), a global financial services firm operating a multi-boutique asset management business, as well as wealth management and trustee services businesses.

D.“Beneficial Ownership” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect beneficial interest in an account or security. Such relationships may include but are not limited to an employee’s spouse, children, parents, guardians, or person for whom the employee has control or owes a duty of care.

E.“Black-out Period” means the time period designated by the CCO whereby an Access Person and/or Family Members must not trade a Reportable Security, see Trading Restriction for Access Persons, Section 3.D.
F.“Business Entertainment” means an Access Person’s participation, whether as a guest or host, in lunches, dinners, cocktail parties, sporting activities or similar business gatherings conducted for business purposes. Business Entertainment is not a Gift.

G.“Control” means the power to exercise a controlling influence over the management or policies of a company or person unless such power is solely the result of an official position with such company. Any Person or entity who owns beneficially, either directly or through one or more controlled companies or relationships, more than 25% of the voting securities of a company shall generally be presumed to control such company. Any Person who does not own more than 25% of the voting securities of any company shall not be presumed to control such company.

H.“Covered Associate” means any general partner, managing member, executive officer, or other individual with a similar status or function, any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee.

I.“Direct Beneficial Interest” means a Person has a direct interest as an owner of something or receives a direct benefit from an investment in a Reportable Security. A direct benefit may derive from an indirect interest in, among other things, something owned by a Person’s spouse, domestic partner, or Family Trust.

J.“Exchange Traded Fund” or (“ETF”) means an investment fund that holds a collection of assets, such as stocks, bonds, or commodities, and trades on stock exchanges. ETFs may be organized as open‑end investment companies, unit investment trusts, or other permitted structures.

K.“Family Member” means any person sharing the same household with an Access Person (including spouses, domestic partners, children (including those who may be temporarily living away for college/boarding school), grandchildren, siblings, parents, grandparents, relatives-in-law, step relatives, adoptive relatives, and legal guardians), or any other person for which an Access Person has “Beneficial Ownership” of their accounts or securities.

L.“Firm” means Barrow Hanley Global Investors, BH Credit Management, LLC, and their related general partner entities.

M.“Gift” means cash or any item of value.

N.“Government Entity” means any state or local government agency, authority, or instrumentality of a state or local government, any pool of assets sponsored by a state or local government (i.e., defined benefit pension plan, separate account or general fund), and any participant-directed government plan.

O.“Indirect Beneficial Interest” means a Person, who is not an owner, receives an indirect benefit from an investment in a Reportable Security. An Indirect Beneficial Interest may be derived from any number of sources, as noted above.

P.“Investment Personnel” means: any Portfolio Manager of the Firm, Research Analysts, Traders, Client Portfolio Managers, and other personnel who provide information and advice to the Portfolio Manager, or who help execute the Portfolio Manager's investment selection.

Q.“Managed Fund” means any Reportable Fund for which the Firm serves as an Investment Adviser or Sub-Adviser.

R.“Person” means natural person or company.

S.“Political Action Committee” (“PAC”) means an organization whose purpose is to solicit and make Political Contributions.

T. “Political Contribution” means any Gift, subscription, loan, advance, or deposit of money (such as gift certificates or merchandise), or anything of value given to a candidate or PAC for:

1.The purpose of influencing any election.

2.The payment of debt incurred in connection with any such election.

3.Transition or inaugural expenses of the successful candidate for office, and
4.Coordinating contributions through bundling or facilitating the contributions of other persons or PACs, including acting as a host to solicit contributions.

Examples of contributions include, (i) the cost of attending or hosting fundraising events; (ii) payments to bond ballot campaigns; (iii) expenses incurred in connection with fundraising; or (iv) expenses incurred from other volunteer activities (e.g., hosting a reception).

U.“Political Fundraising Activities” include, but are not limited to, the following activities on behalf of a state or local candidate or official:

1.Coordinating contributions (generally, bundling, pooling, or otherwise facilitating the contributions made by other persons, including hosting events),

2.Soliciting contributions (generally, communicating, directly or indirectly, for the purpose of obtaining or arranging a Political Contribution), or

3.Directing fundraising efforts.

V.“Portfolio Directional Trade” means a trade directed by a Portfolio Manager intended to increase or decrease a security’s investment weighting in a client(s) account. This is a separate type of trade from a trade required to satisfy a client’s cash-flow request.

W.“Portfolio Manager” means an employee of the Firm entrusted with the direct responsibility and authority to make investment selection decisions for a client’s account.

X.“Prediction Market” means any market, platform, or arrangement in which participants enter into contracts, agreements, or instruments that provide a payout, settlement value, or economic exposure based on the occurrence or non‑occurrence of a specified future event or outcome.

Y.“Reportable Account” means any account maintained with a bank, broker, or other entity in which an Access Person or Family Member owns Reportable Securities or has the ability to transact in Reportable Securities or has discretion over trading Reportable Securities on behalf of another. “Reportable Account” does not include accounts established solely to hold qualified tuition programs under Section 529 of the Internal Revenue Code, provided the Access Person does not exercise investment discretion beyond the selection of underlying program investment options.

Z.“Reportable Fund” means any Fund or Trust where the Firm or an Affiliate acts as the investment adviser, sub-adviser or principal underwriter for the fund. A list of Reportable Funds is attached as Exhibit F, and is available on StarCompliance, or from the Compliance Department.

AA.“Reportable Security” means a Security that is subject to the requirements of this Code, including any note, stock, treasury stock, corporate or municipal bond, foreign government bond, debenture, exchange-traded fund (“ETF”), evidence of indebtedness, bank loan, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, future, swap, convertible, or privilege on any security, group, or index of Reportable Securities on a national securities exchange, relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or instrument for trading speculation, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, Reportable Fund, Managed Fund, limited offering or partnership, bank loan for the purpose of investing, private placement, or hedge fund investment. Reportable Security does not mean direct obligations of the Government of the United States, high quality short-term debt instruments, bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements, crypto currencies and other blockchain technologies.

BB.     “Solicit a Government Entity for Investment Advisory Services” means a direct or indirect communication with a state or local Government Entity for the purpose of obtaining or retaining investment advisory services business including, but not limited to, the following:

1.Leading, participating in, or attending a sales/solicitation meeting with a state or local Government Entity, such as a government pension plan or general fund.

2.Otherwise holding oneself out as part of the Barrow Hanley’s representative or sales/solicitation effort with a state or local Government Entity.

3.Signing a submission to an RFP in connection with Barrow Hanley’s business.

4.Making introductions between government officials and Barrow Hanley.

CC.    “State or Local Official(s)” means any person, including any election committee for such person, who was, at the time of a Political Contribution, an official, incumbent, candidate, or successful candidate for elective office of a state or local government, including, but not limited to, any state or local agency, authority, or instrumentality, limited exceptions may apply depending on the nature of the office, as identified by the Firm’s CCO.

1. Policy for Possession of Material Non-Public Information

The Firm's Policy for possession of material non-public information (“MNPI”) applies to every Person subject to this Code, including Access Persons and their Family Members, and extends to each individual’s activities within and outside of their duties at the Firm. Any questions regarding this policy and procedures should be referred to the Firm’s CCO.

A.In compliance with Section 204A of the Advisers Act, the Firm forbids any officer, director, Access Person or Family Member, from acting on and/or trading, either personally, on behalf of clients, or others, including accounts managed by the Firm, on material non-public information, or communicating material non-public information to others in violation of the law, frequently referred to as "insider trading”.

B.The term “material non-public information means information that is material to a company, a government policy, or other regulatory entity or policy that is not known to the public and is material to the value of such company, or related industry or entity, and if made public would affect the value of such company’s shares, or impact the investment market(s), and investments of a Person, or client.

C.The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in Securities (whether or not one is an "insider"), or to communicate material non-public information to others. The term “insider information” includes non-public facts about a publicly traded company that may be used to a Person’s financial advantage when trading shares of the Company and includes information about the firm’s securities recommendation(s), and client holdings and transactions. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.Trading by a Person while in possession of material non-public information MNPI, (i) whether the Person is an insider or not; (ii) whether the information was disclosed to the Person in violation of an insider's duty to keep it confidential; whether the information was misappropriated or received inadvertently; or whether the trade was profitable or not.

2.Communicating material non-public information to others in a breach of fiduciary duty, or for another’s intent to trade on the information.

D.Information is material if or when there is a substantial likelihood that a reasonable investor would consider it important in making their investment decisions(s), or information that is reasonably certain to have a substantial effect on the price of a company's securities (shares or bonds) whether it is determined factual or a rumor. Information that a Person subject to this Code should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, debt service and liquidation problems, extraordinary management developments, write-downs or write-offs of assets, additions to reserves for bad debts, new product/services announcements, criminal, civil, and government investigations and indictments. Material information does not have to relate to a company’s business. For example, material information about the contents of any upcoming press release, media column, or blog that may affect the price of a security, and therefore, may be considered material. Disclosure of a mutual fund client’s trades or holdings, or any client’s holdings that are not publicly available, may be considered material information and must be kept confidential. All employees of Barrow Hanley are subject to this Policy and to the Duty of Confidentiality of this Code.

E.Information is non-public until it has been effectively communicated to the marketplace. A Person must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in the media, internet, or other publications of general circulation would be considered public. A Person should be particularly careful with information received from contacts at public companies or received through their position with Barrow Hanley. Under certain circumstances, the Firm may seek or agree to receive non-public information (some of which is likely to be material) with respect to borrowers under bank loans (“Bank Loan Issuer”) on which the Firm has actively gone private. Generally, such nonpublic information regarding Bank Loan Issuers is made available through information services such as, but not limited to, Intralinks, Debt Domain or SyndTrak. In instances where such a Bank Loan Issuer is also an issuer of public securities, such public securities are placed on the Firm’s Restricted List to the extent the Firm has accessed material non-public information that has not been otherwise disseminated to the market. As a general matter, the CCO shall be responsible for the determination to add or remove an issuer from the Restricted List and may consult with internal or external counsel as needed in making such determination.

F.Each Person must consider the following before trading for themselves or others in the Reportable Securities of a company about which that Person has potential inside information:

1.Is the information material? Is this information that an investor would consider important in making their investment decisions? Is this information that would affect the market price of the Reportable Security if generally disclosed?

2.Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

G.The role of the Firm’s CCO is critical to the implementation and maintenance of the Firm's policy and procedures against insider trading. If, after consideration of the above, a Person believes that the information is material and non-public, or if a Person has questions as to whether the information is material and non-public, that Person should take the following steps:

1.Report the matter immediately to the Firm’s CCO. After the CCO has reviewed the issue, a determination will be made as to trading or restricting the security, and the employee will be instructed to continue the prohibition against communication or will be allowed to trade and communicate the information.

2.Do not purchase or sell the securities on behalf of him/herself or others. The Firm may determine to restrict trading in the security for Access Persons, for the clients’ portfolios or both.

3.Do not communicate the information to anyone inside or outside the Firm, other than to the Firm’s CCO as required under this Policy.

H.The CCO may communicate potential insider information to outside counsel and compliance/legal personnel at Perpetual, for consultative purposes. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted. The CCO will review and appropriately document each circumstance where the possibility of insider information has been reported. Further actions to restrict trading in the security, to release a restriction against trading, or to limit trading, are based on the facts and circumstances of the information.

I.The Firm’s clients include (i) private funds sponsored by the Firm that invest in the equity and mezzanine tranches of collateralized loan obligations (“CLOs”) and (ii) CLOs. Desktop procedures are maintained by the CLO portfolio managers and the Firm’s Compliance

Department, subject to oversight by the Firm’s CLO Governance Committee with respect to MNPI considerations in the trading of CLO equity or debt tranches.

2. Duty of Confidentiality

Any Person subject to this Code must keep confidential at all times any non-public information they may obtain. This information includes but is not limited to:

A.Information about a client’s account, including account holdings, recent or pending securities transactions, investment recommendations, and/or activities of the Portfolio Managers and Research Analysts for clients’ accounts.

B.Information about the Firm’s clients and prospective clients’ investments and account transactions.

C.Information about the Firm’s personnel, including private personally identifiable information (PII), pay, salary, bonus, equity interest, benefits, position level, performance rating, discipline history, non-business information obtained in the course of the employee’s job, and other things; and

D.Information about the Firm’s financial information, business activities, including new investment strategies, services, products, technologies, business initiatives, client gains/losses, and negotiated fee details.

The Firm’s personnel have the highest fiduciary obligation to keep confidential information relating to Perpetual Group to any party that does not have a clear and compelling need to know such information, and to safeguard all confidential information about the Firm and its clients. Barrow Hanley’s Privacy Policy for safeguarding clients’ personal information, account information, and transactions is provided in the Firm’s Compliance Policies and Procedures (the “Compliance Manual”). The information for data security and systems are provided in the Firm’s Employee Handbook.

Nothing in this Code precludes any Access Person from contacting, filing a complaint with, providing information to, or cooperating with an investigation conducted by the U.S. Securities and Exchange Commission or any other governmental agency.

3. Procedures for Access Persons

In an effort to comply with federal securities regulations and the high standards Barrow Hanley has set to avoid potential conflicts of interest, the following procedures have been adopted:

Who Must Comply with these Procedures?
All employees of Barrow Hanley and their Family Members are subject to, and must comply with, the requirements of this Code. (In general, you must report all securities-related accounts for yourself, household members, and/or any person whose investments you may direct, see Section B., Personal Trading

Procedures for Access Persons and Family Members, below.) In addition to employees, under certain circumstances, other individuals who work for or with Barrow Hanley may also be required to comply with this Code (e.g., affiliates, interns, temporary workers, and consultants). A member of Barrow Hanley’s Compliance team will notify such individuals when, and if, they are required to comply.

A.General Procedures for Access Persons. As defined by this Code, all employees of the Firm are identified as Access Persons and are subject to the following restrictions:

1.Restriction on Accepting and Giving Gifts of More than de Minimis Value. Without pre-approval of the CCO, Access Persons are restricted from accepting or giving any Gift(s) of more than de minimis value under this Code from/to any Person or entity/organization when the Gift(s) is related to conducting the Firm’s business. Gifts must be reported monthly, or at the time a Gift is accepted or given. Reports should be made in StarCompliance or the Gift and Entertainment Form available on the Firm’s shared file network at: S:\BHMS_Shared\Compliance\Forms

Questions about this Gift policy should be directed to the CCO. A Gift does not include Business Entertainment.

a.The de minimis amount for accepting a Gift(s) is USD $100 (in total) per Person and is considered to be the annual receipt of Gift(s) from the same source valued at up to USD $100.

b.The de minimis amount for Gift(s) giving by the Firm or its employees is USD $250 (in total) per Person, and is considered to be the annual giving of Gift(s) to the same Person valued at up to USD $250.

c.ERISA and Taft Hartley regulations have specific limitations for Gifts and Entertainment and reporting requirements when Gifts are given. To ensure proper reporting the CCO should be notified when an employee intends to give a Gift to an ERISA or Taft Hartley client.

2.Reporting Business Entertainment. Access Persons, whether the employee is the provider or participant, must report Business Entertainment activity monthly, or at the time it occurs. Extravagant or excessive entertainment is prohibited. Questions about what may be considered extravagant or excessive should be directed to the CCO. Any exceptions to this policy must be approved by the CCO. Business Entertainment should be reported in StarCompliance or on the Gift and Entertainment Form available on the Firm’s shared file network at: S:\BHMS_Shared\Compliance\Forms

3.Prohibition on Service as a Director or Public Official. Due to the obvious conflict of interest, Access Persons, including Investment Personnel, are prohibited from serving on the board of directors of any publicly traded company, or for-profit company, without prior authorization of the Firm’s CCO. Any such authorization shall be based upon a determination that the board service would be consistent with and not detract from the interests of the Firm’s clients. Authorization of board service shall be subject to a review of such service and implementation of procedures to identify and isolate such a Person from making decisions about investments or trading in that company’s securities, or advising about investing the company’s assets, and adequate disclosure of any conflicts of interest must be provided to the CCO and may be disclosed in the Firm’s Form ADV, and/or other documentation.

B.Personal Trading Procedures for Access Persons and Family Members. The policies of this Code apply to all employees of the Firm identified as Access Persons and the procedures extend to accounts of which the Access Person is the beneficial owner, or accounts in which the individual has any financial interest, or ability to exercise control or influence over its investments or trading. The procedures also extend to any account belonging to immediate Family Members (including any relative by blood or marriage) living in the Access Person’s household or dependent on the Access Person for financial support. Thus, a Person subject to this Code is required to abide by the following procedures:

1.Limitation on Excessive Personal Trading. To limit excessive personal trading activity and reduce potential conflicts of interest, Compliance will monitor personal trading activity by Access Persons and their Family Members. Compliance may decline pre-clearance requests if an individual’s personal trading volume or frequency is determined to be excessive. This limitation applies to all transactions requiring pre-clearance under this Code, including transactions in equities, options, and other Reportable Securities.

2.Prohibition on Initial Public Offerings (“IPO”). Persons subject to this Code are prohibited from acquiring securities in an initial public offering or secondary offerings.

3.Prohibition on Initial Coin Offerings . Persons subject to this Code are prohibited from securities transactions involving an initial coin offering.

4.Restriction on Prediction Markets. Persons subject to this Code are prohibited from directly or indirectly participating in any prediction market, event contract, or similar arrangement that is based on, references, or derives its value from:

d.Any publicly traded security, including the equity or debt securities of a public company, exchange‑traded funds, indices comprised primarily of publicly traded securities, or the price, performance, trading activity, corporate actions, or other attributes of such securities; or

e.Any private issuer or private security where the prediction, contract, or outcome is based on, relates to, or implies the likelihood, timing, pricing, or success of an initial public offering, direct listing, merger, de‑SPAC transaction, or other event that would result in the security becoming publicly traded.

5.Restriction on Private Placements. Persons subject to this Code are restricted from acquiring securities in a private placement without prior approval from the Firm’s CCO. In the event that an Access Person receives approval to purchase securities in a private placement, the Access Person must disclose that investment if/when the company intends to offer shares to the public in an IPO and/or if the individual plays any part in the Firm’s later consideration of an investment in the issuer.

6.Prohibition on purchasing Perpetual Group securities. Persons subject to this Code are prohibited from acquiring securities issued by the Firm’s parent company, Perpetual Group Limited (ASX: PPT), or any publicly traded securities of other related or Affiliated Company(s) in their own account or in a client’s account.

7.Restriction on Options, Swaps, Futures, or Derivatives. Persons subject to this Code may engage in transactions involving options, swaps, futures, or other derivatives only as expressly permitted under, and in accordance with, the requirements, limitations, and pre‑clearance provisions of this Code.

All Options transactions remain subject to the Firm’s same-day trading restrictions in Section 3.D, including restrictions related to Portfolio Directional Trades.

Options on Exchange-Traded Funds (“ETF Options”)

Transactions in exchange-listed options on exchange-traded funds (“ETF Options”) do not require pre-clearance under this Code, provided that:
othe underlying ETF is not a single-stock ETF (including leveraged or inverse single-stock ETFs); and

othe ETF is not held in any client account at the time of the transaction.

ETF Options remain subject to all applicable reporting requirements under this Code and may be restricted or prohibited at the discretion of the Chief Compliance Officer based on facts and circumstances.
8.Prohibition on Naked Options. Persons subject to this Code are prohibited from trading Options, Swaps, Futures or Derivatives on any Security or instrument that the Access Person does not have previously set-aside shares, Securities, or cash to fulfill the obligation of the transaction.

9.Prohibition on Short selling. Persons subject to this Code are prohibited from selling any Security that the Access Person does not own, or otherwise engaging in “short selling” activities.

10.Prohibition on Short-term Trading Profits. Persons subject to this Code are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or related) Reportable Securities within 60 calendar days. Profits realized on such short-term trades are generally subject to disgorgement, as determined by the Firm’s CCO.

11.Prohibition on Short-term Trading of Managed Funds. Persons subject to this Code are prohibited from short-term trading of any Managed Fund shares. For the purpose of this Code, short-term trading is defined as a purchase and redemption/sell of a Managed Fund’s shares within 30 calendar days. This prohibition does not cover purchases and redemptions/sales: (i) into or out of money market funds or short-term bond funds; (ii) purchases effected on a regular periodic basis by automated means, such as 401(k) purchases, or Voluntary Deferral Plan “VDP” contributions (“automated means” are pre-selected investment allocations; 401(k) or VDP trades that are not automated are subject to at least a 30-day holding period).

C.Political Contribution and Charitable Contribution Procedures for Access Persons and Family Members. The Firm is prohibited from making political contributions. Employees of Barrow Hanley are prohibited from making Political Contributions in the name of the Firm. As defined by this Code, all employees of the Firm are identified as Access Persons and are subject to the following restrictions:

1.Personal Political Contributions to Candidates. All Access Persons and their Family Members are limited in the amount of any political contribution to any state or local office holder or candidate to the following: (i) if the Access Person or their Family Member is Eligible to Vote for such candidate, contributions are limited to the di minimis amount of USD $350; (ii) if the Access Person or their Family Member is not entitled to vote for such candidate, contributions are limited to the di minimis amount of USD $150. Certain exceptions to this policy based on the Pay-to-Play Rule may be permitted by the CCO.

2.Pre-Clearance of Personal Political Contributions and Fundraising Activities. All Access Persons and their Family Members must obtain approval in advance from the CCO before: (i) making any Political Contribution to any state, or local candidate, or official running for state or local office, or candidate for a federal office who is currently a State or Local Official, and (ii) participating in any Political Fundraising Activities. Political Contributions and Political Fundraising Activity will be approved on a case-by-case basis. Pre-clearance should be obtained prior to making a Political Contribution or participating in a Political Fundraising Activity by completing and submitting a Personal Political Contribution Pre-Clearance Form for fundraising activity in StarCompliance or Exhibit E. The CCO will review each request to determine whether the Political Contribution or Political Fundraising Activity is permitted under applicable law and is consistent with this policy.

3.Prohibition on Certain Political Contributions. Access Persons may not make personal Political Contributions for the purpose of obtaining or retaining advisory contracts with government entities, clients, or for any other business-related purpose. Access Persons also may not consider any of the Firm’s current or anticipated business relationships as a factor in soliciting or making Political Contributions.

4.Prohibition on Certain Charitable Contributions. Access Persons may not consider any of the Firm’s current or anticipated business relationships as a factor in soliciting or making charitable contributions and may not make charitable contributions for the purpose of obtaining or retaining advisory contracts with government entities or clients. The Firm may make charitable contributions as part of its formal charitable efforts and not for the purpose of obtaining or retaining advisory contracts with government entities or clients and must be made in the name of Barrow Hanley and payable directly to the tax-exempt charitable organization.

5.Indirect Action by an Access Person. Access Persons are prohibited from doing anything indirectly that, if done directly, would result in a violation of applicable law or this policy. For example, it is a violation of this policy for an Access Person to direct someone on their behalf to make a Political Contribution in excess of applicable limits.

D.Trading Restriction for Access Persons and Family Members on the Same Day as a Portfolio Directional Trade. Access Persons and Family Members are restricted from purchasing or selling any Reportable Security on the same day the Firm executes a Portfolio Directional Trade in that same security for a client(s) account. Reasonable exceptions may be granted by the CCO when the trade does not appear to affect or harm any client(s). For purposes of this restriction, the purchase or sale of Options, derivatives, or other instruments that provide economic exposure to the same Reportable Security shall be treated as a transaction in that Reportable Security.

4. Exempted Transactions

Certain prohibitions and restrictions for Access Persons and Family Members in Section 3, B. and D. above, do not apply to:

A.Purchases or sales of a Reportable Security made on the same day that a cash flow trade is executed in that same security for a client account, as determined and authorized by the Firm’s CCO or her representative.

B.Purchases which are part of an automatic dividend reinvestment plan, or an automatic investment plan, or automated means of 401(k) purchases, or VDP contributions.

C.Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its Reportable Securities, to the extent such rights were acquired from such issuer; or sales of such rights so acquired, or sales occurring simultaneously with the exercise of such rights.

D.Purchases and sales in shares of unaffiliated mutual funds, or ETFs, or ETF Options. Holdings in unaffiliated mutual funds, ETFs, and ETF Options must be reported annually, and transactions must be reported quarterly; however, generally trades in unaffiliated mutual funds, ETFs, and ETF Options do not require pre-clearance and are exempt from the 60-day holding for realizing a profit. Exceptions to this exemption may apply when an ETF is purchased for a client’s account or for single-stock ETFs (including leveraged single-stock ETFs), the purchase and sale of which are not exempted transactions and require pre-clearance.

E.In addition to the above exemptions, the CCO may make exceptions to the restrictions imposed upon persons subject to the Code on a case-by-case basis, as deemed appropriate by the CCO, and which appear upon inquiry and investigation to present no reasonable likelihood of harm to any client.

5. Compliance Procedures

All access persons are subject to the following procedures:

A.StarCompliance Application. Access Persons should use the StarCompliance Application for pre-clearance and reporting requirements under this Code. Certain transactions may require written pre-clearance and reporting on Reports identified as Code Exhibits A, B, C, D, or E, and these forms are available on the Firm’s shared drive at: S:\BHMS_Shared\Compliance\Policies.

B.Records of Reportable Securities Transactions. Access Persons must notify the Firm’s CCO if they or a Family Member have opened a Reportable Account during the quarter. Access Persons must direct their brokers to report into StarCompliance via a data feed or provide the Firm’s CCO with duplicate brokerage confirmations of their Reportable Securities transactions and duplicate statements of their Reportable Account(s).

C.Pre-Clearance of Reportable Securities Transactions. Access Persons and Family Members must receive prior approval from a designated member of compliance, before purchasing or selling Reportable Securities. For avoidance of doubt, transactions effected in accounts that are not Reportable Accounts under this Code are not subject to pre‑clearance or reporting requirements. Exclusions to preclearance requirements are:

1.Managed Funds in the Firm’s 401K Plan or VDP Plan

2.Exchange Traded Funds (ETFs) (excluding single-stock ETFs, which require preclearance)

3.Purchases and sales over which a Person subject to the Code has no direct or indirect influence or control, such as automatic investments in 401K or VDP accounts, Family Trust Funds, or other accounts

4.Purchases or sales pursuant to an automatic action under an automated investment plan

5.Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired or sales occurring simultaneously with the exercise of such rights, acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations, or distributions generally applicable to all holders of the same class of securities;

D.Open-End Investment Company Shares Other Than Managed Funds. This Code provides a limited exception on Reportable Securities from pre-clearance and short-term trading profit requirements; securities under this exception include ETFs. (Reportable Funds must be held 30 days).

E.Pre-Clearance for Reportable Securities is Valid for That Trading Day. Personal Reportable Securities transactions should be pre-cleared using the StarCompliance or Exhibit D, Personal Reportable Securities Transaction(s) Pre-Clearance Form. The CCO or another authorized member of the compliance team may approve transactions which appear upon inquiry and investigation to present no reasonable likelihood of harm to any client. Exceptions to this requirement may include the CCO’s approval of a pre-clearance request(s) for a calendar week for trades in Reportable Securities that are not held in a client’s account, do not fit the Firm’s investment strategies, and are thinly traded such that a trade order will not likely be filled on the day of the pre-clearance.

F.Pre-Clearance of Any Transaction in a Managed Fund. All Access Persons and Family Members must receive prior written approval from a designated member of compliance before purchasing or selling any Managed Fund. Pre-clearance for Managed Funds is valid for that trading day. This pre-clearance requirement does not cover purchases and redemptions/sales: (i) into or out of money market funds or short-term bond funds; (ii) effected on a regular periodic basis by automated means, such as 401(k) purchases and VDP transactions, or (iii) 401(k) investment reallocation.

G.Disclosure of Personal Holdings, and Certification of Compliance with the Code of Ethics and Conduct. All Access Persons must disclose to the Firm’s CCO all personal Reportable Securities holdings at commencement of employment, and annually thereafter as of December 31. Every Access Person must certify on Exhibit A, Initial Report of Access Persons, or Exhibit B, Annual Report of Access Persons, or through StarCompliance:

1.The employee and their family member(s) recognize that they are subject to all provisions and prohibitions of this Code, and has read, understands, and will follow the Code’s requirements.

2.The employee and family member(s) have complied with the requirements of this Code, and have reported all personal Reportable Securities, Reportable Accounts, holdings in Managed Funds, and Personal Transactions.

3.Initial holdings report must be made within ten days of hire.

H.Reporting Requirements. The CCO of the Firm will notify each Access Person that each individual is subject to these reporting requirements, will deliver a copy of this Code to each Access Person prior to, or upon, their date of employment, and at any time the Code is amended, and will train each Access Person on appropriate compliance matters. A member of the compliance team will train employees to use StarCompliance for personal reporting.

1.Reportable Securities managed by a third-party in a discretionary advisory account are subject to the annual reporting requirements contained in this Section and are excluded from certain other provisions and prohibitions of the Code. (IPOs and private placements are not excluded.)

2.Reports, personal trades and holdings, and other information submitted pursuant to this Code shall be reviewed periodically by the CCO, kept confidential, and when necessary, provided to the Chief Executive Officer (“CEO”) of the Firm, Perpetual Group, the Firm’s legal counsel, regulatory authorities, or auditors upon appropriate request. The designated backup to the CCO is responsible for reviewing and monitoring the personal securities transactions of the CCO, and for assuming the responsibilities of the CCO in her absence.

3.Every Access Person must report to the CCO all Reportable Accounts currently open at the time of the individual’s initial employment, and any new Reportable Account (this includes any account belonging to Family Members) opened, including the name of the bank or brokerage, the account number, and date the account was opened, and must disclose the new Reportable Account with the individual’s quarterly transaction report. Information reported in StarCompliance or on Exhibit A must be current within at least 45 days of the date of their employment.

4.Every Access Person must report to the CCO of the Firm any/all Reportable Account(s) and any/all personal Securities holdings (this includes any account(s) or holdings belonging to Family Members) at the time of an individual’s initial employment with the Firm. A report must be made through StarCompliance or the designated form, Exhibit A, Initial Report of Access Persons, with account statements attached containing the following information:

a.Name and principal amount of the Reportable Security, ticker or CUSIP, share quantity, bond quantity, interest rate, and/or maturity date.

b.Name and account number of the Reportable Account where the Reportable Security is held.

c.Name of any broker, dealer, or bank with which the Access Person maintains an account in which any Reportable Securities are held for the Access Person’s direct or indirect benefit (account statements may be attached); and

d.The date the Access Person submits the report.

5.Every Access Person must report to the CCO of the Firm the information described in Paragraph 4 of this Section with respect to transactions in any Reportable Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Reportable Security.

6.Quarterly transaction reports must be made no later than thirty days after the end of the calendar quarter in which the transaction was executed. Every Access Person is required to submit a report for all periods, including those periods in which no Reportable Securities transactions were executed. A report should be made through StarCompliance, or the designated form, Exhibit C, Quarterly Report of Access Persons, account statements may be attached to the form for reporting purposes, containing the following information:

a.The Reportable Security name, ticker and/or CUSIP, interest rate, maturity date, share quantity, bond quantity, and the principal amount of each Reportable Security transacted.

b.The nature of the transaction (i.e., purchase or sale).

c.The price at which the transaction was executed.

d.The name of the broker, dealer or bank with or through whom the transaction was executed. Trade confirmations of all personal transactions and copies of periodic Reportable Account statements may be attached to Exhibit C to fulfill the reporting requirement.

e.The name of the broker, dealer, or bank with whom the Access Person established a new Reportable Account during the period and the date the account was established.

f.The date of the transaction(s) and, if different, the date that the report is submitted by the Access Person.

7.Every Access Person must report to the CCO all Political Contributions (this includes contributions made by Family Members) described in Section 3.C. of this Code, Restrictions for Access Persons. made during the quarter. A report should be made using StarCompliance or Exhibit E, Political Contribution Pre-Clearance Form.

8.Every Access Person should report Gifts accepted or given, and/or Business Entertainment as a provider or participant, using StarCompliance or the Gift & Entertainment Report. Gifts and Entertainment must be reported monthly or upon each occurrence.

9.A member of the compliance team or the CCO shall periodically review the reports provided by the Firm’s Access Persons. Review will include personal transactions and brokerage activity in StarCompliance, personal brokerage statements and holdings, and Political Contributions, among other things.

I.Conflict of Interest. Every Access Person must notify the CCO of any personal conflict of interest relationship which may involve the Firm's clients, such as the existence of any economic relationship between their transactions and Reportable Securities held or to be acquired by any client’s account. Such notification shall occur in the pre-clearance process or immediately upon becoming aware of the conflict.

J.The CCO must implement and enforce this Code, maintain copies of the Code, keep records of Code violations, and maintain records of Access Persons’ reports as required by the Code.

K.A designated member of the firm serves as the backup to the CCO. The designated member reviews and signs-off on the CCO’s personal reports required under the Code and Compliance Manual. Other compliance personnel may be designated to perform certain functions of the CCO. In the absence of the CCO, the designated backup to the CCO may perform all duties of the CCO as defined in the Code and must report to the CCO any disclosed conflicts or violations that may have occurred in her absence.

6. CCO’s Authority and Duties

The Firm’s CCO has a fiduciary duty to the Firm’s clients and to Barrow Hanley and is responsible for enforcing and monitoring this Code. The CCO is authorized to grant reasonable exceptions to the provisions and prohibitions of this Code, as permitted by law, and when such exceptions do not conflict with a client’s interests.

7. Reporting of Violations

A.Any Access Person of the Firm who becomes aware of a violation of (i) this Code of Ethics and Conduct, (ii) the Compliance Policies and Procedures, (iii) the Employee Handbook, or (iv) any other internal policies or procedures, must promptly report such violation to the Firm’s CCO or the CEO. This reporting requirement includes self-reporting when an employee discovers the individual has violated an internal policy.

B.The Firm’s CCO must report to the Firm’s Board of Managers all material violations of this Code, the Compliance Policies and Procedures, the Employee Handbook, or other internal controls. Material violations may be reported to the CCO of any Managed Fund client, as required.

C.The CCO and CEO will consider reports made to the Board and determine what sanctions, if any, should be imposed.

8. Reporting to the Board of Managers

Upon request, the Firm’s CCO will prepare an annual report relating to this Code to the Boards of Managed Funds. Such annual report will:

A.Summarize existing procedures concerning personal investing and any changes in the procedures made during the past year.

B.Identify any violations requiring significant remedial action during the past year; and

C.Identify any recommended changes in the existing restrictions or procedures based upon the Firm's experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

9. Sanctions

This Code provides disciplinary measures for violations, as follows:

A.Upon discovering a violation of this Code by an Access Person or Family Member, the CCO may impose sanctions as deemed appropriate, including, among other things:
1.Disgorgement: The Firm generally requires that profits realized on transactions made in violation of the Code’s procedures be disgorged. A charity shall be selected by the Firm to receive any disgorged or relinquished amounts.

2.Extended Holding Period: Any security purchased during the black-out period may be prohibited from being sold for six months.

3.Trading Restrictions and Time-Out Periods: the CCO may impose a temporary prohibition on personal trading for violations of this Code or related compliance policies. During any trading prohibition period, the Access Person may not submit pre-clearance requests or engage in personal securities transactions subject to this Code, except as expressly approved by the Chief Compliance Officer.

4.Unwinding the transaction: Purchases or sales made during a blackout period may be required to be reversed and any profit may be disgorged.

B.All violations of this Code, the Compliance Policies and Procedures, or related internal policies will be considered as part of the employee’s annual performance review.
Repeated violations, patterns of non-compliance, or violations demonstrating disregard for the Firm’s fiduciary obligations may result in additional disciplinary action, up to and including termination of employment, as determined by the Firm in its sole discretion.

For sanctions imposed, a memo of correction, suspension, or termination of employment will be retained according to the Code’s records retention requirement. This includes violations committed by a Family Member.

C.The Pay-to-Play Rule imposes a two-year ban on an adviser’s ability to receive compensation for advisory services if the Firm or certain of its Covered Associates makes certain Political Contributions to a State or Local Official over the de minimus amount.

10. Retention of Records

This Code and the Firm’s Compliance Policies and Procedures require all books and records related to this Code to be retained, including:

A.Code of Ethics and Conduct Records. This Code (and prior versions in effect during the past seven years), a copy of the reports made by each Access Person, each memorandum made by the Firm’s CCO, and a record of any violation and actions taken as a result of such violation, must be maintained by the Firm for a minimum of seven years.

B.Political Contribution Records. A list of: (i) all Access Persons; (ii) all government entities to which the Firm provides or has provided investment advisory services or which are or were investors in any covered investment pool to which the Firm has provided services in the past five years; (iii) all direct or indirect Political Contributions made by any Access Person to an official of a Government Entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or to a PAC; and (iv) the name and business address of each regulated Person to whom the Firm provides or agrees to provide, directly or indirectly, payment to solicit a Government Entity for investment advisory services on its behalf. Records relating to Political Contributions must be listed in chronological order and must indicate: (i) the name and title of each contributor; (ii) the name and title of each recipient; (iii) the amount and date of each Political Contribution; and (iv) whether any such Political Contribution was the subject of the exception for returned Political Contributions.

Exhibits

Exhibit A – Initial Report of Access Persons

Exhibit B – Annual Report of Access Persons

Exhibit C – Quarterly Transactions Report of Access Persons

Exhibit D – Personal Reportable Securities Transaction Pre-Clearance Form of Access Persons

Exhibit E – Personal Political Contribution Pre-Clearance Form of Access Persons

Exhibit F – List of Reportable Funds of Access Persons

BARROW HANLEY GLOBAL INVESTORS

CODE OF ETHICS AND CONDUCT

Initial Report of Access Persons

To the Chief Compliance Officer of Barrow Hanley Global Investors (“Barrow Hanley”), I certify:
1.I acknowledge receipt of the Code of Ethics and Conduct for Barrow Hanley.
2.I recognize that I am subject to Barrow Hanley’s Code as an Access Person and have read, understood, and will follow the Code.
3.Except as noted below, I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Firm, such as any economic relationship between my transactions and Securities held or to be acquired by Barrow Hanley or any of its portfolios.
4.As of the date below I and/or a Family Member had a direct or indirect ownership in the following Reportable Securities (brokerage or financial statements may be attached):

SECURITY NAME/TYPE/TICKER/CUSIP INTEREST RATE & MATURITY DATE	NUMBER OF SHARES	PRINCIPAL VALUE	TYPE OF INTEREST (DIRECT OR INDIRECT)

A

BARROW HANLEY GLOBAL INVESTORS

CODE OF ETHICS AND CONDUCT

Initial Report of Access Person

(Continued)

5.I and/or a Family Member have the following Reportable Accounts open and have directed the bank or brokerage to send duplicate confirmations and statements to Barrow Hanley:

NAME OF FIRM	TYPE OF INTEREST (DIRECT OR INDIRECT)

6.I and/or a Family Member have made the following Political Contributions in the previous 2 years:

NAME OF CANDIDATE	DATE OF CONTRIBUTION	TYPE OF POLITICAL ACTIVITY/ CONTRIBUTION

Date:	Signature:
Print Name:
Title:
	Employer:	BARROW HANLEY GLOBAL INVESTORS

Date:	Signature:
Firm’s CCO

A

BARROW HANLEY GLOBAL INVESTORS

CODE OF ETHICS AND CONDUCT

Annual Report of Access Persons

To the Chief Compliance Officer of Barrow Hanley Global Investors, (“Barrow Hanley”), I certify:
1.That I am subject to the Code as an Access Person, I have read, understood, and agree to follow the Code.
2.During the year ended December 31, 20___, I have complied with the reporting requirements of the Code regarding personal transactions that I, and/or a Family Member, have executed.
3.I have not disclosed confidential information of the Firm to any Persons outside, or inside, Barrow Hanley or PPT, except where it was required for the execution of the Firm’s business.
4.Except as noted below, I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Firm, such as any economic relationship between my transactions and securities held or to be acquired by Barrow Hanley or any of its portfolios.
5.During the year I have abided by the requirements of Barrow Hanley’s Code of Ethics and Conduct.
6.As of December 31, 20___, I and/or a Family Member had a direct or indirect Beneficial Ownership in the following Reportable Securities:

SECURITY NAME/TYPE/TICKER/CUSIP INTEREST RATE & MATURITY DATE	NUMBER OF SHARES	PRINCIPAL VALUE	TYPE OF INTEREST (DIRECT OR INDIRECT)

B

BARROW HANLEY GLOBAL INVESTORS

CODE OF ETHICS AND CONDUCT

Annual Report of Access Persons
(Continued)

7.I and/or a Family Member have the following Reportable Accounts open, and I have directed the bank or brokerage firm to send duplicate confirmations and statements to Barrow Hanley:

NAME OF FIRM	TYPE OF INTEREST (DIRECT OR INDIRECT)

Date:	Signature:
Print Name:
Title:
	Employer:	BARROW HANLEY GLOBAL INVESTORS

Date:	Signature:
Firm’s CCO

B

BARROW HANLEY GLOBAL INVESTORS

CODE OF ETHICS AND CONDUCT
Quarterly Transactions Report of Access Persons

For the Calendar Quarter Ended:

To the Chief Compliance Officer of Barrow Hanley Global Investors, (“Barrow Hanley”), I certify:
1.During the quarter identified above, the following transactions were made in Reportable Securities and are required to be reported under the Barrow Hanley Code of Ethics and Conduct (the “Code”):

SECURITY NAME/TYPE/TICKER/CUSIP INTEREST RATE & MATURITY DATE	DATE OF TRANS-ACTION	NUMBER OF SHARES	DOLLAR AMOUNT OF TRANSACTION	NATURE OF TRANSACTION (PURCHASE, SALE, OTHER)	PRICE	BROKER/ DEALER OR BANK NAME

2.During the quarter identified above, the following Reportable Accounts were opened with direct or indirect beneficial ownership and are required to be reported under the Code.

NAME OF FIRM	TYPE OF INTEREST (DIRECT OR INDIRECT)	DATE ACCOUNT OPENED

C

BARROW HANLEY GLOBAL INVESTORS

CODE OF ETHICS AND CONDUCT

Quarterly Transactions Report of Access Persons

For the Calendar Quarter Ended:
(Continued)

3.During the quarter identified above, the following Political Contributions were made and are required to be reported under the Code.

NAME OF CANDIDATE	DATE OF CONTRIBUTION	TYPE OF POLITICAL ACTIVITY/ CONTRIBUTION

4.Except as noted below, I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Firm, such as any economic relationship between my transactions and securities held or to be acquired by the Firm or any of its portfolios.

5.During the quarter identified above, I have abided by the requirements of Barrow Hanley’s Code.

6.During the quarter identified above, all potential Conflicts of Interest were reported to Compliance.

Date:	Signature:
Print Name:
Title:
	Employer:	BARROW HANLEY GLOBAL INVESTORS

Date:	Signature:
Firm’s CCO

C

BARROW HANLEY GLOBAL INVESTORS

CODE OF ETHICS AND CONDUCT

Personal Reportable Securities Transaction Pre-Clearance Form of Access Persons
(See Code of Ethics and Conduct, 5. Compliance Procedures, Section C.)

To the Chief Compliance Officer of Barrow Hanley Global Investors, (“Barrow Hanley”), I certify:
Pre-clearance is requested for the following proposed transactions:

SECURITY NAME/TYPE/TICKER/CUSIP INTEREST RATE & MATURITY DATE	NUMBER OF SHARES	DOLLAR AMOUNT OF TRANSACTION	NATURE OF TRANSACTION (PURCHASE, SALE, OTHER)	PRICE (OR PROPOSED PRICE)	BROKER /DEALER OR BANK THROUGH WHOM EFFECTED	AUTHORIZED YES NO

Date:	Signature:
Print Name:
Title:
	Employer:	BARROW HANLEY GLOBAL INVESTORS

Date:	Signature:
Firm’s CCO

D

BARROW HANLEY GLOBAL INVESTORS

CODE OF ETHICS AND CONDUCT

Personal Political Contribution Pre-Clearance Form of Access Persons
(See Code of Ethics and Conduct, 3. Procedures for Access Persons, Section C.2)

To the Chief Compliance Officer of Barrow Hanley Global Investors, (“Barrow Hanley”), I certify:
Pre-clearance is requested for the following proposed Political Contribution(s):

NAME OF CANDIDATE	AMOUNT	STATE AND COUNTY OF ELECTION	WHAT OFFICE IS CANDIDATE SEEKING?	IS COVERED PERSON ELIGIBLE TO VOTE FOR CANDIDATE?	AUTHORIZED YES NO

Date:	Signature:
Print Name:
Title:
	Employer:	BARROW HANLEY GLOBAL INVESTORS

Date:	Signature:
Firm’s CCO

E

BARROW HANLEY GLOBAL INVESTORS

CODE OF ETHICS AND CONDUCT

List of Reportable Funds of Access Persons
(See Code of Ethics and Conduct, 5. Compliance Procedures, Section F.)

U.S. Registered Funds – 23	Non-U.S. Registered Funds – 20
American Beacon Balanced Fund	Australia
American Beacon Diversified Fund	Barrow Hanley Concentrated Global Share Fund
American Beacon Large Cap Value Fund	(unhedged)
American Beacon Small Cap Value Fund	Barrow Hanley Concentrated Global Share Fund
Barrow Hanley Concentrated Emerging Markets	(hedged)
ESG Opportunities Fund	Barrow Hanley Emerging Markets Fund
Barrow Hanley Credit Opportunities Fund	Barrow Hanley Global Equity Trust
Barrow Hanley Emerging Markets Value Fund	Colonial First State Investments Ltd -
Barrow Hanley Floating Rate Fund	Commonwealth Global Shares Fund 5
Barrow Hanley International Value Fund
Barrow Hanley Total Return Bond Fund	Hostplus Pooled Superannuation Trust
Barrow Hanley US Value Opportunities Fund	Perpetual Global Share Fund
Brinker - Destinations International Equity Fund	Perpetual Private RI International Shares Fund
Edward D. Jones - Bridge Builder Large Value Fund	Perpetual Select International Share Fund
Equitable - 1290 VT Equity Income Portfolio
GuideStone Value Equity Fund	Canada
MML Income & Growth Fund	Leith Wheeler Emerging Markets Equity Fund
Principal LargeCap Value III Fund	Leith Wheeler International Equity Plus Fund
Principal Overseas Fund	Leith Wheeler International Equity Plus Fund
Timothy Plan Defensive Strategies Fund	Mackenzie Global Value Fund
Timothy Plan Fixed Income Fund	Mackenzie US Mid Cap Value Fund
Timothy Plan Growth & Income Fund
Timothy Plan High Yield Bond Fund	Ireland
Touchstone Value Fund	Barrow Hanley Concentrated Emerging Markets
ESG Fund
Non-Registered Funds – 3	Barrow Hanley Global ESG Value Equity Fund
Cayman Islands	Barrow Hanley US ESG Value Opportunities
EQ Offshore Aggressive Multimanager Fund	Fund
EQ Offshore Conservative Multimanager Fund	Barrow Hanley US Mid Cap Value Fund
EQ Offshore Moderate Multimanager Fund	Old Mutual Value Global Equity Fund

United Kingdom
F&C Investment Trust plc

                                        As of January 1, 2026

F

BARROW HANLEY GLOBAL INVESTORS

CODE OF ETHICS AND CONDUCT

List of Reportable Funds of Access Persons
(See Code of Ethics and Conduct, 5. Compliance Procedures, Section F.)
(Continued)

Trillium Advised and Sub-Advised Registered Funds

Fund Name	Share Class	Symbol	Role
Trillium ESG Global Equity Fund	Investor	PORTX	Sub-Advisor
Trillium ESG Global Equity Fund	Institutional	PORIX	Sub-Advisor
Trillium ESG Small/Mid Cap Fund	Institutional	TSMDX	Sub-Advisor

TSW Advised and Sub-Advised Registered Funds

Fund Name	Share Class	Symbol	Role
TSW High Yield Bond Fund	I	TSWHX	Sub-Adviser
TSW Large Cap Value Fund	I	TSWEX	Sub-Adviser
TSW Emerging Markets Fund	I	TSWMX	Sub-Adviser
MassMutual Mid Cap Value Fund	I	MLUZX	Sub-Adviser
Transamerica International Equity	I	TSWIX	Sub-Adviser
Transamerica International Equity	A	TRWAZ	Sub-Adviser
Transamerica International Equity	C	TRWCX	Sub-Adviser
Transamerica International Small Cap	I	TISVX	Sub-Adviser
Transamerica Mid Cap Value Opportunities	I	MVTIX	Sub-Adviser
Transamerica Mid Cap Value Opportunities	A	MCVAX	Sub-Adviser

As of January 1, 2026

F

BARROW HANLEY GLOBAL INVESTORS

CODE OF ETHICS AND CONDUCT

List of Reportable Funds of Access Persons
(See Code of Ethics and Conduct, 5. Compliance Procedures, Section F.)
(Continued)
JOHCM (USA) Advised Registered Funds*

Fund Name	Share Class	Symbol	Role
JOHCM Emerging Markets Opportunities Fund	Institutional; Advisor; Investor	JOEMX; JOEIX; JOEAX	Advisor
JOHCM Emerging Markets Discovery Fund	Institutional; Advisor	JOMMX; JOMEX	Advisor
JOHCM International Opportunities Fund	Institutional	JOPSX	Advisor
JOHCM International Select Fund	Institutional; Investor	JOHIX; JOHAX	Advisor
Regnan Sustainable Water & Waste Fund	Not currently offered	-	-
SEI Institutional International Trust – Emerging Markets Equity Fund	Class F; Class Y	SIEMX; SEQFX	Sub-Advisor

As of January 1, 2026

*Excludes funds on the Perpetual Americas Funds Trust that are advised by affiliated sub-advisers, which are included above.

F